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                                                                    EXHIBIT 99.1


                                               Contact:   Robert B. Nolen, Jr.
                                                          President and Chief
                                                          Executive Officer
                                                          (205) 221-4111




                          PINNACLE BANCSHARES ANNOUNCES
                      SUPPLEMENTAL STOCK REPURCHASE PROGRAM


         Jasper, Alabama (June 10, 2004) - Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares, Inc. (AMEX:PLE), today announced that the Company has authorized a supplemental stock repurchase program to acquire an additional 5% of the Company's shares outstanding upon completion of its current repurchase program, or 77,169 shares. This program supplements the Company's current repurchase program which has acquired 59,700 shares of the Company's common stock and is authorized to acquire an additional 20,300 shares. The repurchase programs are dependent upon market conditions and other requirements, and there is no guarantee as to the exact number of shares to be repurchased by the Company.

         Mr. Nolen stated that the Board of Directors continues to consider the Company's common stock to be an attractive investment. According to Mr. Nolen, stock repurchases by the Company generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases. It is expected that a reduction in the amount of the Company's outstanding common stock would have the effect of increasing the Company's per share earnings.

         Pinnacle Bancshares, Inc.'s wholly owned subsidiary Pinnacle Bank has six offices located in central and northwest Alabama.